Exhibit 10.1

SERIES A CONVERTIBLE PREFERRED SHARES

PURCHASE AGREEMENT

Dated as of January 18, 2011

between

MILESTONE LONGCHENG LIMITED

and

CHINA BCT PHARMACY GROUP, INC.

TABLE OF CONTENTS

ARTICLE I DEFINITIONS AND INTERPRETATION	5

Section 1.1	Definitions.	5
Section 1.2	Interpretation.	5

ARTICLE II PURCHASE AND SALE OF SHARES	6

Section 2.1	Purchase and Sale of Shares.	6
Section 2.2	The Closing.	6
Section 2.3	Investor Deliveries at the Closing.	6
Section 2.4	Company Deliveries at the Closing.	6

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY	7

Section 3.1	Organization.	7
Section 3.2	Capitalization.	7
Section 3.3	Authorization; Execution and Enforceability.	9
Section 3.4	Subsidiaries and Joint Ventures.	9
Section 3.5	No Conflicts; Consents and Approvals.	9
Section 3.6	SEC Reports; Financial Statements.	10
Section 3.7	Absence of Certain Changes.	11
Section 3.8	No Undisclosed Liabilities.	11
Section 3.9	Litigation.	11
Section 3.10	Licenses	12
Section 3.11	Intellectual Property Rights.	12
Section 3.12	Trading.	14
Section 3.13	Tax Matters.	15
Section 3.14	Tangible Assets.	15
Section 3.15	Real Property.	15
Section 3.16	Insurance.	16
Section 3.17	Contracts.	16
Section 3.18	Employees and Labor Relations.	17
Section 3.19	Benefit Plans.	18
Section 3.20	Compliance with Law.	18
Section 3.21	Environmental Matters.	18
Section 3.22	Related Party Transactions.	19
Section 3.23	Investment Company	19
Section 3.24	Corrupt Practices; USA Patriot Act, OFAC.	19
Section 3.25	Validity of the Shares.	20
Section 3.26	Registration, Information and Special Voting Rights.	20
Section 3.27	Securities Law Compliance.	20
Section 3.28	Brokers.	20
Section 3.29	Restructuring.	21
Section 3.30	Disclosure.	21

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE INVESTOR	21

Section 4.1	Organization, Standing and Power.	21
Section 4.2	Authorization; Execution and Investor.	22
Section 4.3	No Conflict; Consents and Approvals.	22
Section 4.4	Purchase Entirely for Own Account.	22
Section 4.5	Investment Experience.	22
Section 4.6	Restricted Securities.	22
Section 4.7	Legends.	23
Section 4.8	Accredited Investor.	23
Section 4.9	No General Solicitation.	23

ARTICLE V COVENANTS OF THE COMPANY	24

Section 5.1	Access to Information.	24
Section 5.2	Conduct of Business.	24
Section 5.3	Trading.	24
Section 5.4	Preserve Accuracy of Representations and Warranties; Fulfillment of Conditions; Notification of Certain Matters.	24
Section 5.5	Contractual Consents and Governmental Approvals.	25
Section 5.6	Limitation on Short Sales.	26
Section 5.7	Board Representation.	26
Section 5.8	Matters Requiring Consent of the Investor.	26
Section 5.9	Use of Proceeds	27
Section 5.10	Big Four Auditor Requirement	27
Section 5.11	Employee Share Incentive Plan	28
Section 5.12	Indebtedness.	28
Section 5.13	Non-Competition.	28
Section 5.14	Director and Officer and Key Man Insurance.	29
Section 5.15	Undertakings.	29
Section 5.16	State Administration of Foreign Exchange.	29
Section 5.17	Trademarks.	29
Section 5.18	Licenses.	29

ARTICLE VI CONDITIONS	29

Section 6.1	Conditions to the Company’s Obligations.	29
Section 6.2	Conditions to the Investor’s Obligations.	30

ARTICLE VII INDEMNIFICATION	31

Section 7.1	Survival.	31
Section 7.2	Indemnification.	32
Section 7.3	Indemnification Procedures.	32
Section 7.4	Third-Party Claims.	32
Section 7.5	Tax Treatment of Indemnity Payments.	33

ARTICLE VIII FURTHER AGREEMENTS	33

Section 8.1	Public Announcements.	33
Section 8.2	Fees and Expenses.	33

ARTICLE IX GENERAL	34

Section 9.1	Termination.	34
Section 9.2	Notices.	34
Section 9.3	Complete Agreement; No Third-Party Beneficiaries.	36
Section 9.4	GOVERNING LAW.	36
Section 9.5	Arbitration.	36
Section 9.6	Successor and Assigns.	37
Section 9.7	Counterparts.	37
Section 9.8	Remedies; Waiver.	37
Section 9.9	Severability.	37
Section 9.10	Amendment; Waiver.	38

Exhibit A	40

Exhibit B-1	48

Amended and Restated Certificate of Incorporation	48

Exhibit B-2	49

Authorizing Resolutions	49

Exhibit B-3	50

Certificate of Designation	50

Exhibit C	51

Reserved	51

Exhibit D	52

Registration Rights Agreement	52

Exhibit E	53

Shareholders Agreement	53

Exhibit F-1	54

Shareholder Undertakings	54

Exhibit F-2	55

Shareholder Undertakings	55

SERIES A CONVERTIBLE PREFERRED SHARES
PURCHASE AGREEMENT

THIS SERIES A CONVERTIBLE PREFERRED SHARES PURCHASE AGREEMENT, dated as of January 18, 2011, is by and between MILESTONE LONGCHENG LIMITED, a company organized under the laws of the British Virgin Islands (the “Investor”), and CHINA BCT PHARMACY GROUP, INC., a company organized under the laws of Delaware (the “Company” and together with the Investor, the “Parties” and each a “Party”).

W I T N E S S E T H:

WHEREAS, the Company has created a new series of convertible preferred shares designated as Series A Convertible Preferred Shares, par value US$0.001 per share (the “Preferred Shares”), under the Company’s amended and restated Certificate of Incorporation, which is in the form attached as Exhibit B-1 hereto (the “Amended Certificate”), through the adoption by the Board of Directors of the Company of an authorizing resolution in the form attached as Exhibit B-2 hereto (the “Authorizing Resolution”) with rights set forth in a certificate of designation in the form attached as Exhibit B-3 (the “Certificate of Designation”) ; and

WHEREAS. the Company wishes to issue and sell to the Investor, and the Investor wishes to purchase from the Company, 9,375,000 Preferred Shares (the “Shares”) upon the terms and subject to the conditions set forth herein and in the Transaction Documents;

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I
DEFINITIONS AND INTERPRETATION

Section 1.1 Definitions.

The capitalized terms that are defined in Exhibit A are used herein with the meanings set forth therein.

Section 1.2 Interpretation.

(a) Headings.  The headings to the Articles, Sections and Subsections of this Agreement or any Exhibits to this Agreement are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

(b) Usage.  In this Agreement, unless the context requires otherwise:  (i) the singular number includes the plural number and vice versa;  (ii) reference to any gender includes each other gender; (iii) the Exhibits to this Agreement are hereby incorporated into, and shall be deemed to be a part of, this Agreement; (iv) the terms “hereunder”, “hereof”, “hereto” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular section or other provision hereof; (v) the words “include”, “includes” and “including” shall be deemed to be followed by the words “without limitation”; and (vi) a reference to any Article, Section, Subsection or Exhibit shall be deemed to refer to the corresponding Article, Section, Subsection, or Exhibit of this Agreement.

ARTICLE II
PURCHASE AND SALE OF SHARES

Section 2.1 Purchase and Sale of Shares. At the Closing, the Company shall issue and sell to the Investor, and the Investor shall purchase from the Company, the Shares on the terms and subject to the conditions set forth herein, free and clear of any Liens.  At the Closing, the Investor shall pay the Company, as consideration for the Shares, an aggregate purchase price of US$30,000,000 (the “Purchase Price”) less the Expense Reimbursement referred to in Section 8.2 below (the amount of the Purchase Price remaining after the deduction of such Expense Reimbursement being sometimes hereinafter referred to as the “Net Purchase Price”).

Section 2.2 The Closing. Subject to the fulfillment of the conditions set forth in Article VII, the issuance, purchase and sale of the Shares and the consummation of the other Transactions (the “Closing”) shall take place in the offices of Latham & Watkins, at 10:00 a.m. local time, on February 18, 2011, or at such other time and place as the Company and the Investor may agree (the date on which the Closing actually takes place being sometimes referred to herein as the “Closing Date”).  At the Closing, the Investor and the Company shall make certain deliveries, as specified in Sections 2.3 and 2.4, respectively, and all such deliveries, regardless of chronological sequence, shall be deemed to occur contemporaneously and simultaneously on the occurrence of the last delivery and none of such deliveries shall be effective until the last of the same has occurred.

Section 2.3 Investor Deliveries at the Closing. At the Closing, the Investor shall deliver to the Company:

(a) the Net Purchase Price by wire transfer of same-day funds to a bank account designated in writing by the Company at least three Business Days prior to the Closing;

(b) a counterpart of the Registration Rights Agreement, duly executed by the Investor;

(c) a counterpart of the Shareholders Agreement, duly executed by the Investor;

(d) each of the opinions, certificates and documents required to be delivered by the Investor at the Closing pursuant to Section 6.2; and

(e) such other instruments, agreements, opinions, certificates and documents as may be reasonably requested by the Company in order to consummate the Transactions.

Section 2.4 Company Deliveries at the Closing. At the Closing, the Company shall deliver to the Investor:

(a) a certificate representing the Shares registered in the name of the Investor;

(b) a counterpart of the Registration Rights Agreement, duly executed by the Company;

(c) a counterpart of the Shareholders Agreement, duly executed by the Company and Shareholders;

(d) a true and correct copy of the Amended Certificate, duly approved by the shareholders of the Company;

(e) a true and correct copy of the Authorizing Resolutions, duly executed by the Board;

(f) a true and correct copy of the Certificate of Designation, duly approved by the Board;

(g) a true and correct copy of the resolution appointing the Investor Director on the Board with effect immediately after the Closing, duly executed by the Board;

(h) each of the opinions, certificates and documents required to be delivered by the Company at the Closing pursuant to Section 6.2; and

(i) such other instruments, agreements, opinions, certificates and documents as may be reasonably requested by the Investor in order to consummate the Transactions.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to the Investor as of the date of this Agreement and as of the Closing Date, as follows:

Section 3.1 Organization.

The Company (a) is a corporation duly organized, validly existing and in good standing under the laws of Delaware; (b) has all requisite corporate power and authority to carry on its business as now conducted; (c) is duly qualified, licensed and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, except where the failure to do so would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; and (d) has the corporate power and authority to execute, deliver and perform its obligations under each of the Transaction Documents to which it is a party.  The Company is not in default under or in violation of any provision of its Certificate of Incorporation or By-laws, and no such defaults or violations have occurred in the past which would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

Section 3.2 Capitalization.

(a) The authorized capital of the Company consists of 100,000,000 Common Shares.  Of the Common Shares currently authorized:  38,154,340 shares are currently outstanding, 4,769,293 shares are reserved for issuance under the Share Incentive Plan (of which 1,125,000 shares are reserved upon exercise of Employee Share Options), 1,759,301 shares are issuable upon exercise of warrants issued to certain investors, 351,934 shares are issuable upon exercise of warrants issued to the co-placement agents in a private placement by the Company, and the remainder of 53,855,132 shares (the “Undesignated Shares”) are unissued and not reserved for issuance for any purpose.

(b) Section 3.2(b) of the Disclosure Schedule sets forth a list of all Employee Share Options currently outstanding.  Except for such Employee Share Options or as otherwise set forth in Section 3.2(b) of the Disclosure Schedule: (i) there are no outstanding Convertible Securities or Share Purchase Rights or any stock appreciation rights, performance stock awards or other employee incentive awards the value of which is determined by reference to the value of the Common Shares, (ii) the Company is not a party to any other agreements or commitments obligating the Company to issue, sell, repurchase, redeem or otherwise acquire any shares of Capital Stock, Convertible Securities or Share Purchase Rights; and (iii) to the knowledge of the Company, no other Person is a party to or otherwise bound by any agreements, trusts, proxies, instruments or other commitments relating to the voting, purchase, sale or other disposition of any shares of Capital Stock, Convertible Securities or Share Purchase Rights held by such Person.  Neither the issuance of the Shares as contemplated herein nor the issuance of any Conversion Shares will cause the number of Common Shares issuable pursuant to the Employee Share Options or any other outstanding Convertible Securities or Share Purchase Rights to increase as a result of any antidilution provisions relating thereto.

(c) There are no authorized or outstanding bonds, debentures, notes or other obligations of the Company, the holders of which have the right to vote with the holders of Common Shares on any matter.

(d) Except as disclosed in the SEC Reports or Section 3.2(d) of the Disclosure Schedule, the Company does not have in effect any dividend reinvestment plans or employee stock purchase plans.

(e) All outstanding shares of Capital Stock have been duly authorized and validly issued and are fully-paid and nonassessable and have been offered and issued without violation of any preemptive rights of any Person or any applicable securities laws.  All outstanding Employee Share Options have been or will be issued without violation of any applicable securities laws, and all Common Shares issued upon exercise thereof will have been, upon such issuance, duly authorized and validly issued without violation of any preemptive rights of any Person and will be fully-paid and nonassessable.

(f) Upon the due issuance by the Company to the Investor of Common Shares as contemplated in Section 5.6 hereof, such Common Shares will be duly and validly issued and the Investor will be entitled to the rights of a registered holder of the Common Shares.

(g) Immediately following the Closing, the total number of Preferred Shares the Investor will hold will represent 18.5% of the outstanding share capital of the Company on a fully-diluted as-converted basis.

Section 3.3 Authorization; Execution and Enforceability.

(a) The Company has all requisite corporate power and authority to execute, deliver and perform each Transaction Document to which it is a party and to consummate each of the Transactions.  The execution, delivery and performance of each Transaction Document to which the Company is a party and the consummation of each of the Transactions has been duly authorized by the Board and no further corporate action on the part of the Company (including any action by the shareholders of the Company) is required in connection therewith.

(b) This Agreement has been duly executed and delivered by the Company and constitutes, and, upon execution and delivery thereof as contemplated herein, each other Transaction Document to which the Company is a party will have been duly executed and delivered by the Company and will constitute, a legal, valid and binding obligation of the Company enforceable against it in accordance with its terms.

Section 3.4 Subsidiaries and Joint Ventures.

(a) All material Subsidiaries of the Company are described in the SEC Reports or in Section 3.4(a) of the Disclosure Schedule.  Each of the Subsidiaries (i) has been duly organized and is validly existing and in good standing under the laws of its jurisdiction of incorporation; (ii) has all requisite corporate power and authority to carry on its business as now conducted; and (iii) is duly qualified, licensed and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, except where the failure to do so would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.  Except as disclosed in the SEC Reports or in such Section 3.4(a) of the Disclosure Schedule: (i) all of the outstanding shares or registered capital or other equity capital in each of such Subsidiaries is duly authorized, validly issued, fully paid and nonassessable; (ii) all of the outstanding shares or registered capital of, or other ownership interest in each of such Subsidiaries is owned by the Company or a wholly-owned Subsidiary of the Company, free and clear of any Liens; and (iii) there are no outstanding subscriptions, rights, convertible securities or other agreements or commitments obligating the Company or any such Subsidiary to issue, transfer or sell any securities of any such Subsidiary.

(b) Except as described in the SEC Reports or in Section 3.4(b) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries owns, of record or beneficially, any material direct or indirect equity or other interest in any other Entity.

Section 3.5 No Conflicts; Consents and Approvals.

(a) Except as set forth in Section 3.5(a) of the Disclosure Schedule, the execution, delivery or performance by the Company of the Transaction Documents to which it is a party and the consummation of Transactions will not (a) conflict with or violate any provision of the Certificate of Incorporation or By-laws of the Company or any Organizational Document of any of its Subsidiaries; (b) result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any Person any right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any

Contractual Obligation or any Law applicable to the Company or any of its Subsidiaries or any of their respective properties and assets; (c) result in the imposition of any Lien upon any properties or assets of the Company or any of its Subsidiaries; (d) result in the Company being required to redeem, repurchase or otherwise acquire any outstanding equity or debt interests, securities or obligations of the Company or any of its Subsidiaries or any options or other rights exercisable for any of same; or (e) cause the accelerated vesting of any Employee Share Options or other employee benefits or result in any obligations on the part of the Company or any of its Subsidiaries to pay any additional severance benefits upon the termination of the employment of any employee thereof.

(b) Except as set forth in Section 3.5(b) of the Disclosure Schedule, the Company is not required to obtain any consent, authorization or approval of, or make any filing, notification or registration with, any Governmental Authority or any self regulatory organization in order for the Company to execute, deliver and perform any Transaction Document to which it is a party or to consummate any of the Transactions (“Company Approvals”).  The Company has no reason to believe that any of the consents, authorizations or approvals listed in Section 3.5(b) of the Disclosure Schedule will not be received or will be received with conditions, limitations or restrictions that would adversely impact the Company or any of its Subsidiaries.

(c) Except as set forth in Section 3.5(c) of the Disclosure Schedule, no Contractual Consents are required to be obtained under any Contractual Obligation applicable to the Company or any of its Subsidiaries in connection with the execution, delivery or performance by the Company of any Transaction Document to which it is a party or the consummation of any of the Transactions (“Company Contractual Consents”).

Section 3.6 SEC Reports; Financial Statements.

(a) The Company has timely filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the Exchange Act (all the foregoing filed prior to the date hereof and all exhibits included or incorporated by reference therein and financial statements and schedules thereto and documents included or incorporated by reference therein being sometimes hereinafter collectively referred to as the “SEC Reports”).  As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Exchange Act applicable to the SEC Reports, and none of the SEC Reports, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The Company has furnished, in connection with the Disclosure Schedule, the draft amended SEC Reports currently under consideration with the SEC.

(b) As of their respective dates, except as set forth therein or in the notes thereto, the financial statements contained in the SEC Reports and the related notes (the “Financial Statements”) complied as to form in all material respects with all applicable accounting requirements and the published rules and regulations of the SEC with respect thereto.  The Financial Statements: (i) were prepared in accordance with accounting principles generally accepted in the United States (“GAAP”), consistently applied during the periods involved (except (i) as may be otherwise indicated in the notes thereto or (ii) in the case of unaudited interim statements, to the extent that they may not include footnotes, may be condensed or summary statements), (ii) fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments) and (iii) are in all material respects in accordance with the books of account and records of the Company and its consolidated subsidiaries (except as may be otherwise noted therein).

Section 3.7 Absence of Certain Changes.

Except as disclosed in the SEC Reports or in Section 3.7 of the Disclosure Schedule, since September 30, 2010, (a) there has not been any Material Adverse Effect or any changes, events or developments that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, and (b) the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course and in conformity with past practice.

Section 3.8 No Undisclosed Liabilities.

Except as disclosed in the SEC Reports or in Section 3.8 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has any liability to the best of its knowledge after due inquiry (whether absolute or contingent, whether liquidated or unliquidated, whether due or to become due), except for the following: (a) liabilities reflected in or reserved for in the Recent Balance Sheet, (b) liabilities that have arisen since the date of the Recent Balance Sheet in the ordinary course of the businesses of the Company and its Subsidiaries consistent with past practice that are similar to the liabilities reflected on the Recent Balance Sheet, (c) liabilities incurred in the ordinary course of the businesses of the Company and its Subsidiaries consistent with past practice that would not be required under GAAP to be reflected in an audited consolidated balance sheet of the Company and its consolidated subsidiaries and that are not in the aggregate material and (d) liabilities incurred in connection with the Transactions.

Section 3.9 Litigation.

Except as disclosed in the SEC Reports or in Section 3.9 of the Disclosure Schedule, there is no Action or Proceeding to which the Company or any of its Subsidiaries or any of their respective officers, directors or employees is a party (either as a plaintiff or defendant) pending or, to the knowledge of the Company, threatened before any Governmental Authority (i) that challenges the validity or propriety of any of the Transactions or (ii) if determined adversely to the Company or any of its Subsidiaries or any such officer, director or employee would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.  Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, there has not been, and to the knowledge of the Company, there is not pending or contemplated, any investigation by any Governmental Authority involving the Company or any of its Subsidiaries or any officer, director, employee thereof.  The Company has not received a stop order or other order suspending the effectiveness of any registration statement filed by the Company under the Exchange Act or the Securities Act and, to the knowledge of the Company, the SEC has not issued any such order. No order, judgment or decree of any Governmental Authority has been issued in any Action or Proceeding to which the Company or any of its Subsidiaries is or was a party or, to the knowledge of the Company, in any other Action or Proceeding except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

Section 3.10 Licenses

Except as disclosed in the SEC Reports or in Section 3.10 of the Disclosure Schedule, all Licenses required to be obtained by the Company or any of its Subsidiaries in all relevant jurisdictions in order to own their respective assets and to operate their respective businesses, including, but not limited to, registrations with the Ministry of Commerce, the State Administration of Industry and Commerce, the State Administration for Foreign Exchange, tax bureau, customs, social welfare, state food and drug administration and environmental competent authorities of the PRC, have been duly obtained in accordance with all applicable Laws and are valid, binding and in full force and effect.  In respect of each such License that is subject to periodic renewal, neither the Company nor its subsidiaries has any reason to believe that such renewals will not be timely granted by the relevant Government Authorities.  The Company and each of its Subsidiaries have been conducting and will conduct their businesses activities within the permitted scope of business outlined in each applicable License.  Neither the execution, delivery or performance by the Company of any Transaction Document to which it is a party nor the consummation of any of the Transactions will result in the Company or any of its Subsidiaries losing any such License now currently owned by the Company or any of its Subsidiaries to conduct their respective businesses.  Except as disclosed in Section 3.10 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries is, or has received any notice that it is, or has at any time been, in default (or with the giving of notice or lapse of time or both, would be in default) under any such License.

Section 3.11 Intellectual Property Rights.

(a) All material patents, patent applications, registered trademarks, trademark registration applications, registered service marks, trade names, registered copyrights, copyright registration applications, domain names and licenses (collectively, the "Registered Intellectual Property Rights") owned or, listed separately, licensed to or by the Company or any of its Subsidiaries by or to third parties (other than shrink-wrap or standard licenses for commercially available software) and used in the conduct of the businesses of the Company and its Subsidiaries are described in the SEC Reports or in Section 3.11(a) of the Disclosure Schedule.  Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, the Company and each of its Subsidiaries owns or has a valid and binding royalty-free license to use or otherwise has the right to use all patents, trademarks, service marks, trade names, copyrights, rights in software, domain names, know-how, rights in design and inventions, licenses and other intellectual property rights (the "Intellectual Property Rights") necessary for its conduct of the business as currently conducted and as contemplated to be conducted after the Closing.

(b) Except as disclosed in the SEC Reports or in Section 3.11(b) of the Disclosure Schedule or except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, all registrations or recordings with and applications to any Governmental Authorities in the PRC or elsewhere necessary for the protection of the Registered Intellectual Property Rights under applicable Laws have been made, are valid and in full force and effect and are not subject to the payment of any Taxes or maintenance fees or the taking of any other actions by the Company or any of its Subsidiaries to maintain their validity or effectiveness.

(c) Except as disclosed in the SEC Reports or in Section 3.11(c) of the Disclosure Schedule or except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, to the knowledge of the Company, no Intellectual Property Right in any product, content, process, method, substance or material presently produced by, sold or distributed by or employed by the Company or any of its Subsidiaries, or in a product design which has been substantially completed by the Company or any of its Subsidiaries, infringes upon any Intellectual Property Rights that are owned by others.

(d) Except as disclosed in the SEC Reports or in Section 3.11(d) of the Disclosure Schedule:  (i) no Action or Proceeding is pending and no claim has been made against the Company or any of its Subsidiaries or, to the knowledge of the Company, is threatened, contesting the right of the Company or any of its Subsidiaries to sell or use any Intellectual Property Right or any product, content, process, method, substance or material presently produced by, sold or distributed by or employed by the Company or any of its Subsidiaries; and (ii) neither the Company nor any of its Subsidiaries have asserted any claim of infringement, misappropriation or misuse by any Person of any Intellectual Property Rights owned or used by the Company or any of its Subsidiaries.

(e) Except as disclosed in the SEC Reports or in Section 3.11(e) of the Disclosure Schedule or except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect:  (i) all works of authorship and all other materials subject to copyright protection and included in the Intellectual Property Rights used in the conduct of the business of the Company and its Subsidiaries (unless validly licensed to the Company or its Subsidiaries), including computer software, documentation, software design, technical and functional specifications, are original and were either created by employees of the Company or its Subsidiaries within the scope of their employment or all right, title and interest in and to such works of authorship have been legally and fully assigned and transferred to the Company or its Subsidiaries, as applicable; (ii) all rights in all inventions and discoveries (A) made, developed or conceived by any employee or independent contractor of the Company or any of its Subsidiaries during the course of their employment and included in the Intellectual Property Rights used in the conduct of the business of the Company and its Subsidiaries, or (B) made, written, developed or conceived with the use or assistance of the facilities or resources of the Company or any of its Subsidiaries, or (C) that are the subject of one or more issued letters of patent or patent applications for inventions and discoveries under (A) and (B) above and included in the Intellectual Property Rights used in the conduct of the business of the Company and its Subsidiaries; have been assigned in writing to the Company or any of its Subsidiaries, as applicable, to the extent that ownership of any such Intellectual Property Rights does not vest in the Company or any of its Subsidiaries, as applicable, by operation of law; and (iii) all key employees and independent contractors of the Company and each of its Subsidiaries have signed documents confirming that each of them will assign to the Company or any of its Subsidiaries, as applicable, all Intellectual Property Rights referred in (ii) to the extent that ownership of any such Intellectual Property Rights does not vest in the Company or any of its Subsidiaries, as applicable, by operation of law.

(f) Except as disclosed in the SEC Reports or in Section 3.11(f) of the Disclosure Schedule or except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (i) no employee, officer or consultant of the Company or any of its Subsidiaries has any proprietary, financial or other interest in any such Intellectual Property Rights owned or used by the Company or any of its Subsidiaries in the conduct of their businesses; and (ii) neither the Company nor any of its Subsidiaries (A) have any obligation to compensate any Person for the use of any such Intellectual Property Rights or (B) have granted, other than in the ordinary course of business, any license or other right to use any such Intellectual Property Rights used in the conduct of the businesses of the Company and its Subsidiaries, whether requiring the payment of royalties or not.

(g) Except as disclosed in the SEC Reports or in Section 3.11(g) of the Disclosure Schedule or except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (i) all trade secrets and other confidential information of the Company and its Subsidiaries are presently valued and protectible and are not part of the public domain or knowledge, nor have they been used, divulged or appropriated for the benefit of any Person other than the Company or its Subsidiaries or otherwise to the detriment of the Company or its Subsidiaries; (ii) no employee or consultant of the Company or any of its Subsidiaries has used any trade secrets or other confidential information of any other Person in the course of his work for the Company or any of its Subsidiaries; and (iii) to the knowledge of the Company, no patent, invention, device, principle or any statute, law, rule, regulation, standard or code is pending or proposed which would restrict the Company's or any of its Subsidiaries' ability to use any of the Intellectual Property Rights used in the conduct of their businesses.

(h) Except as disclosed in the SEC Reports or in Section 3.11(h) of the Disclosure Schedule or except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, the Company and each of its Subsidiaries have taken all commercially reasonable measures to protect and preserve the security, confidentiality and value of all Intellectual Property Rights owned by the Company or any of its Subsidiaries and used in the conduct of the business of the Company and its Subsidiaries, including trade secrets, source code and other confidential information, including without limitation, all algorithms, methods, technology or know-how incorporated or embedded in, or underlying or included in, Intellectual Property Rights not subject to issued letters of patent.

Section 3.12 Trading.

The Common Shares are traded on the OTC Bulletin Board (“OTCBB”) and, to the knowledge of the Company, there are no proceedings to revoke or suspend such trading.  The Common Shares are not listed on any stock exchanges.

Section 3.13 Tax Matters.

Except as disclosed in the SEC Reports or in Section 3.13 of the Disclosure Schedule or except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (i) the Company and each of its Subsidiaries have filed all Tax Returns required to be filed by them; (ii) all such Tax Returns are true, correct and complete in all material respects; (iii) all Taxes due and owed by the Company and its Subsidiaries (whether or not shown on any Tax Return) have been paid; (iv) neither the Company nor any of its Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return; (v) no claim has ever been made by a Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any such Subsidy is or may be subject to taxation by that jurisdiction; (vi) there are no Liens on any of the assets or properties of the Company or any of  its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax; (vii) the Company and each of its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party; and (viii) neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

Section 3.14 Tangible Assets.

Except as disclosed in the SEC Reports or in Section 3.14 of the Disclosure Schedule or except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, the Company and each of its Subsidiaries have good and marketable title to, or have valid rights to lease or otherwise use, all items of real and tangible personal property that are material to their respective businesses, free and clear of all Liens other than Liens (i) that do not materially interfere with the use of such property or (ii) would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

Section 3.15 Real Property.

(a) Except as disclosed in Section 3.15(a) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries owns any real property. All material leases and similar agreements (“Leases”) under which the Company is lessee of, or holds or operates, any real property owned by any third Person (“Leased Real Property”) are described in the SEC Reports or in Section 3.15(a) of the Disclosure Schedule.

(b) Except as disclosed in the SEC Reports or in Section 3.15(b) of the Disclosure Schedule or except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, the Company and/or its Subsidiaries hold valid and subsisting leasehold or license interests under each of the Leases free and clear of all Liens.

(c) Except as disclosed in the SEC Reports or in Section 3.15(c) of the Disclosure Schedule or except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect:  (i) each of the Leased Real Properties has been used and operated by the Company or its Subsidiaries in compliance and conformity with all Contractual Obligations and Laws; (ii) neither the Company nor any of its Subsidiaries have received notice of violation of any applicable zoning or building regulation, ordinance or other Law relating to the operations of the respective businesses of the Company and its Subsidiaries; and no such violation has occurred; (iii) all structures, improvements and other buildings that are covered by the Leases or otherwise used in connection with the businesses of the Company and its Subsidiaries comply with all applicable ordinances, codes, regulations and other Laws, have valid and subsisting certificates of occupancy or similar permits for their present use, and neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Authority which is still outstanding of any failure to obtain any certificate, permit, license or approval with respect to any of the Leased Real Properties, or any intended revocation, modification or cancellation of same, and no Law presently in effect or condition precludes or materially restricts continuation of the present use of any of such Leased Real Properties; (iv) each Lease is in full force and effect and the Company and/or it’s applicable Subsidiaries enjoy peaceful and undisturbed possession thereunder; (v) there is no default on the part of the Company or any of its Subsidiaries and there is no event or condition which (with notice or lapse of time, or both) would constitute a default on the part of the Company or any of its Subsidiaries under any such Lease; (vi) there is no pending or, to the knowledge of the Company, threatened condemnation or eminent domain proceedings that would affect any of the Leased Real Properties; (vii) there are no Actions or Proceedings pending or, to the knowledge of the Company, threatened against any Leased Real Property, at law or in equity, before any applicable Governmental Authority which would in any way affect the continued use of such Leased Real Property by the Company and/or its applicable Subsidiaries.

Section 3.16 Insurance.

Except as disclosed in the SEC Reports or in Section 3.16 of the Disclosure Schedule or except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (i) the Company and each of its Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as the Company believes are prudent and customary for a company in the businesses and locations in which the Company or such Subsidiary, as the case may be, operates; (ii) all such policies are in full force and effect; (iii) neither the Company nor any of its Subsidiaries is in material default, whether as to the payment of premium or otherwise, under any such policy; (iv) no notices of cancellation or any indication of an intention to cancel or not to renew any such insurance policy has been received by the Company or any of its Subsidiaries; and (v) since January 1, 2007, neither the Company nor any of its Subsidiaries has been denied insurance, nor has any prospective or actual carrier or underwriting board recommended or required material expenditures by the Company or any of its Subsidiaries in order to obtain insurance.

Section 3.17 Contracts.

(a) Except as disclosed in the SEC Reports or in Section 3.17 of the Disclosure Schedule, neither the Company nor any or its Subsidiaries is a party to or bound by any material Company Contract.  Except as disclosed in the SEC Reports or in such Section 3.17 or except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (i) each Company Contract is in full force and effect; (ii) the Company and its Subsidiaries have satisfied in full or provided for all of their liabilities and obligations under each such Company Contract requiring performance prior to the date hereof in all material respects, and are not in default under any of them, nor, to the knowledge of the Company, does any condition exist that with notice or lapse of time or both would constitute such a default; (iii) to the knowledge of the Company, no other party to any such Company Contract is in default thereunder, nor does any condition exist that with notice or lapse of time or both would constitute such a default; and (iv) no approval or consent of any Person is needed for each such Company Contract to continue to be in full force and effect following the consummation of the Transactions.

Section 3.18 Employees and Labor Relations.

(a) Except as disclosed in the SEC Reports or in Section 3.18(a) of the Disclosure Schedule or except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (i) to the knowledge of the Company, no officer or key employee of the Company or any of its Subsidiaries, or any group of employees whose continued employment is material to the operations of the Company or any of its Subsidiaries, intends to terminate their employment with the Company, nor does the Company have a present intention to terminate the employment of any of the foregoing; and (ii) the Company has complied in all material respects with all applicable Laws related to employment.

(b) Except as disclosed in the SEC Reports or in Section 3.18(b) of the Disclosure Schedule or except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (i) no employee of the Company or any of its Subsidiaries is presently a member of a trade union and, to the knowledge of the Company, there are no threatened or contemplated attempts to organize for collective bargaining purposes any of the employees of the Company or any such Subsidiary; (ii) no unfair labor practice complaint or sex or age discrimination claim has been brought against the Company or any of its Subsidiaries before any Governmental Authority; (iii) there has been no work stoppage or strike by employees of the Company or any of its Subsidiaries; and (iv) the Company and each of its Subsidiaries have complied in all material aspects with all applicable Laws relating to the employment of labor, including without limitation, those relating to wages, hours and collective bargaining.

(c) Except as disclosed in the SEC Reports or in Section 3.18(c) of the Disclosure Schedule or except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, neither the Company nor any of its Subsidiaries has any liability (whether legally binding or not) to make any payment to or for the benefit of any employee, officer, consultant, independent contractor or agent in respect of past service, pension or the termination of the employment or engagement of that or any other Person (including without limitation, payments for wrongful or unfair dismissal, loss of office or redundancy), other than in respect to current month payroll expenses and related deductions in relation to employee and employer contributions.

(d) Except as disclosed in the SEC Reports or in Section 3.18(d) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has any contract, agreement or other arrangement with any of their respective officers, directors or employees involving any payments in excess of US$100,000 to such individual, including without limitation, any payment of consideration in connection with the transfer of any business or assets to the Company (other than in connection with their employment with the Company or any of its Subsidiaries such as their employment agreements or confidentiality, non-compete and intellectual property assignment agreements or share option award agreements).

Section 3.19 Benefit Plans.

(a) Except as disclosed in the SEC Reports or in Section 3.19(a) of the Disclosure Schedule, there are no material Benefit Plans established by the Company or any of its Subsidiaries, or any predecessor or Affiliate of any of the foregoing, to which the Company or any of its Subsidiaries contributes or has contributed, or under which any current or former employee, officer, consultant, independent contractor or agent of the Company or any of its Subsidiaries or any beneficiary thereof is covered, is eligible for coverage or has benefit rights.

(b) Except as disclosed in the SEC Reports or in Section 3.19(b) of the Disclosure Schedule or except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (i) neither the Company nor any of its Subsidiaries has scheduled or agreed to future increases of benefit levels (or creations of new benefits) with respect to any Benefit Plan, and no such increases or creation of benefits have been proposed to employees of the Company or any of its Subsidiaries; (ii) no loan is outstanding between the Company or any Subsidiary and any employee, officer or director thereof; (iii) the Company and each of its Subsidiaries have complied with all applicable Laws relating to any of the Benefit Plans; (iv) neither the Company nor any of its Subsidiaries has been delinquent in making any payment to or for the benefit of any current or former employee, officer, consultant, independent contractor or agent with respect to statutory social insurance plans operated under the Laws of the PRC or Hong Kong.

Section 3.20 Compliance with Law.

Except as disclosed in the SEC Reports or in Section 3.20 of the Disclosure Schedule or except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, the Company and each of its Subsidiaries and the conduct and operation of their respective businesses is and has been in material compliance with each Law that (a) affects or relates to this Agreement or the Transaction Documents or any of the Transactions or (b) is applicable to the Company or its Subsidiaries or their respective businesses.

Section 3.21 Environmental Matters.

Except as disclosed in the SEC Reports or in Section 3.21 of the Disclosure Schedule or except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (i) to the knowledge of the Company, the property, assets and operations of the Company and its Subsidiaries are and have been in material compliance with all applicable Environmental Laws; (ii) no Hazardous Materials have been released, on or into any of the properties or premises of the Company and its Subsidiaries, including without limitation, the ground water, in contravention of Environmental Laws; (iii) to knowledge of the Company, none of the property, assets or operations of the Company and its Subsidiaries is the subject of any governmental investigation evaluating whether (A) any remedial action is needed to respond to a release or threatened release of any Hazardous Materials into the environment or (B) any release or threatened release of any Hazardous Materials into the environment is in contravention of any Environmental Law; (iv) neither the Company nor any of its Subsidiaries has received any written notice or claim, nor are there are pending or, to the knowledge of the Company, threatened lawsuits or proceedings against any of them, with respect to violations of any Environmental Law or any release or threatened release of any Hazardous Materials into the environment.

Section 3.22 Related Party Transactions.

Except as disclosed in the SEC Reports or in Section 3.22 of the Disclosure Schedule or except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, to the knowledge of the Company: (i) no Related Party: (A) owns, directly or indirectly, any interest in (except less than 1% shareholdings for investment purposes in securities of publicly held and traded companies), or is an officer, director, employee or consultant of, any Person that is, or is engaged in business as, a competitor, lessor, lessee, supplier, distributor, sales agent or customer of, or lender to or borrower from, the Company or any of its Subsidiaries; (B) owns, directly or indirectly, in whole or in part, any tangible or intangible property that is used in and material to the conduct of the business of the Company and its Subsidiaries; (C) has any cause of action or other claim whatsoever against, the Company or any of its Subsidiaries, except for claims in the ordinary course of business such as for accrued vacation pay, accrued benefits under employee benefit plans, and similar matters and agreements existing on the date hereof; or (D) provides or causes to be provided any assets, services or facilities to the Company or any Subsidiary; (ii) there is no Indebtedness between the Company or any Subsidiary, on the one hand, and any Related Party, on the other hand; (iii) neither the Company nor any Subsidiary provides or causes to be provided any assets, services or facilities to any Related Party; (iv) neither the Company nor any Subsidiary beneficially owns, directly or indirectly, any Investment in any Related Party; and (iv) no other transactions or arrangements, or series of related transactions or arrangements, have occurred, currently exist or are currently proposed to which the Company or any of its Subsidiaries would be a party that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act.

Section 3.23 Investment Company

The Company is not, and after giving effect to the Transactions will not be, an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

Section 3.24 Corrupt Practices; USA Patriot Act, OFAC.

Neither the Company nor any Subsidiary, nor to the knowledge of the Company any director, officer, employee, agent or other Person acting on behalf of the Company or any Subsidiary has, in the course of his or its actions for, or on behalf of the Company or any of its Subsidiaries (i) used any corporate funds for any unlawful contribution gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employees from corporate funds;

(iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.  The Company and each of its Subsidiaries is in compliance in all material respects with the USA Patriot Act (Title III of Pub.L. 107-56 (signed into law October 26, 2001)).  None of the Company or its Subsidiaries (i) is a Sanctioned Person, (ii) has more than 10% of its assets in Sanctioned Entities, or (iii) derives more than 10% of its operating income from investments in, or transactions with Sanctioned Persons or Sanctioned Entities.  The proceeds hereunder will not be used and have not been used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity.

Section 3.25 Validity of the Shares.

(a) Upon the issuance to the Investor as contemplated herein, the Shares will have been duly authorized and validly issued without violation of the preemptive rights of any Person and will be fully-paid and nonassessable, free and clear of any Liens.

(b) Any Conversion Shares issued upon conversion of any of the Shares upon the issuance thereof, will have been duly authorized and validly issued without violation of the preemptive rights of any Person and will be fully-paid and nonassessable, free and clear of any Liens.

Section 3.26 Registration, Information and Special Voting Rights.

Except as disclosed in the SEC Reports or in Section 3.26 of the Disclosure Schedule and except as provided in the Shareholders Agreement and the Registration Rights Agreement, the Company has not granted or agreed to grant any registration rights, information rights or special voting rights to any Person.

Section 3.27 Securities Law Compliance.

Assuming the accuracy of the Investor’s representations and warranties contained in Article IV, the offer, sale and issuance of the Shares hereunder and the issuance of any Conversion Shares upon the conversion thereof is and will be in compliance with Section 4(2) of the Securities Act and is exempt from the registration and prospectus delivery requirements of the Securities Act and all applicable state and foreign securities laws.  Neither the Company nor any agent of the Company has offered the Shares by any form of general solicitation or general advertising, including any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over television or radio or any seminar or meeting whose attendees have been invited by any general solicitation or general advertising.

Section 3.28 Brokers.

No broker, investment banker or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the execution an delivery of this Agreement or any of the other Transaction Documents or the consummation of any of the Transactions based upon arrangements made by or on behalf of the Company, and the Company shall indemnify and hold the Investor harmless against any claim for any such fee or commission based on any such arrangements.

Section 3.29 Restructuring.

The restructuring transactions described in the SEC Reports relating to the restructuring of the Company as described therein (the “Restructuring Transactions”) are true and correct in all material respects.  Except as disclosed in Section 3.29 of the Disclosure Schedule, each of the Restructuring Transactions, and all the Restructuring Transactions taken as a whole, (i) were and are in compliance with all applicable laws, orders, rules and regulations of any court or governmental agency or body having jurisdiction over the parties, (ii) were properly authorized and executed in compliance with the articles of association, business license or other corporate constitutive documents of the parties involved, and (iii) did not, do not and will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute default under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or any Subsidiary is bound or to which the Company or any Subsidiary is subject, except in the case of (iii), such conflict or defaults that would not, individually or in the aggregate, result in a Material Adverse Effect.

Section 3.30 Disclosure.

This Agreement, together with the Disclosure Schedule and all schedules and exhibits hereto, and the agreements, certificates and other documents furnished to the Investor by the Company at the Closing (including without limitation, the other Transaction Documents) do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which they were made, not misleading.  There is no fact which has not been disclosed to the Investor or reflected in materials provided to the Investor that the Company expects to have a Material Adverse Effect..  All information given to the Investor and its professional advisers by the Company and its Subsidiaries and their respective officers, employees and professional advisers during the negotiations relating to this Agreement was, when given and is at the date hereof, true and accurate, in light of the circumstances under which such information originated.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE INVESTOR

The Investor hereby represents and warrants to the Company as follows:

Section 4.1 Organization, Standing and Power.

The Investor is a company duly organized, validly existing and in good standing under the laws of the British Virgin Islands.  The Investor has the necessary power and authority to execute, deliver and perform each Transaction Document to which it is a party.

Section 4.2 Authorization; Execution and Investor.

The execution, delivery and performance by the Investor of each Transaction Document to which it is a party have been duly and validly authorized by all necessary limited liability company action on the part of the Investor and do not require any further authorization or consent of the members of the Investor.  This Agreement has been duly executed and delivered by the Investor, and each other Transaction Document to which the Investor is a party, when executed and delivered as contemplated herein, will have been duly executed and delivered by the Investor, and this Agreement constitutes, and each of such other Transaction Documents upon execution and delivery thereof by the Investor will constitute, the legal, valid and binding obligations of the Investor, enforceable against the Investor in accordance with their respective terms.

Section 4.3 No Conflict; Consents and Approvals.

(a) Neither the execution, delivery or performance by the Investor of any Transaction Document to which it is a party, nor the consummation by the Investor of any of the Transactions will (i) conflict with or violate any provision of any Organizational Document of the Investor or (ii) result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any Person any right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any Contractual Obligation or any Law applicable to the Investor or any of its properties or assets other than a breach, default, acceleration, right, notice, consent or waiver that is not material.

(b) The Investor is not required to obtain any consent, authorization or approval of, or make any filing or registration with, any Governmental Authority in order for the Investor to execute, deliver and perform each Transaction Document to which it is a party and to consummate the Transactions.

Section 4.4 Purchase Entirely for Own Account.

The Shares and Conversion Shares to be acquired by the Investor hereunder will be acquired for the Investor’s own account, not as nominee or agent, and not with a view to the resale or distribution of any part thereof in violation of the Securities Act, and the Investor has no present intention of selling, granting any participation in, or otherwise distributing the same in violation of the Securities Act.  The Investor does not have any agreement or understanding, whether or not legally binding, direct or indirect, with any other Person to sell or otherwise distribute the Shares.

Section 4.5 Investment Experience.

The Investor acknowledges that it can bear the economic risk and complete loss of its investment in the Shares and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment contemplated hereby.  The Investor understands that the purchase of the Shares involves substantial risk.

Section 4.6 Restricted Securities.

The Investor understands that the Shares or Conversion Shares issued to the Investor will be characterized as “restricted securities” under the United States federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances.  The Investor understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Shares or the fairness or suitability of the investment in the Shares.

Section 4.7 Legends.

The Investor understands that, except as provided below and until such time as the resale thereof has been registered under the Securities Act, certificates evidencing the Shares and Conversion Shares issued to the Investor shall bear the following legends:

(a) “THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED, OFFERED FOR SALE, OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR AN OPINION FROM COUNSEL IN A FORM ACCEPTABLE TO THE COMPANY AND ITS LEGAL COUNSEL STATING THAT SUCH REGISTRATION IS NOT REQUIRED.”

(b) If required under the securities laws of any U.S. state or foreign country in connection with the issuance or sale of the Shares and Conversion Shares issued to the Investor, any legends required in order to comply with such laws.

Section 4.8 Accredited Investor.

The Investor is an “accredited investor” as defined in Rule 501(a) of Regulation D, as amended, under the Securities Act.

Section 4.9 No General Solicitation.

The Investor did not learn of the opportunity to purchase the Shares by means of any form of general or public solicitation or general advertising, or publicly disseminated advertisements or sales literature, including (i) any advertisement, article, notice or other communication published in any newspaper, magazine, or similar media, or broadcast over television or radio, or (ii) any seminar or meeting to which the Investor was invited by any of the foregoing means of communications.

ARTICLE V
COVENANTS OF THE COMPANY

Section 5.1 Access to Information.

Between the date hereof and the Closing Date,, the Company shall afford the officers, employees and authorized representatives of the Investor (including independent public accountants and attorneys) reasonable access during normal business hours to the offices, properties, employees and business and financial records (including computer files, retrieval programs and similar documentation) of the Company and its Subsidiaries, all to the extent reasonably requested by the Investor.  The Investor agrees that such investigation shall be conducted in such a manner as not to interfere unreasonably with the operations of the Company and its Subsidiaries.  No investigation made by the Investor or its representatives hereunder shall affect the representations and warranties of the Company hereunder.

Section 5.2 Conduct of Business.

From the date of this Agreement through the Closing Date, except as otherwise contemplated in this Agreement, the Company shall (and shall cause each of its  Subsidiaries to) maintain its existence and carry on its businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent therewith, shall use all reasonable efforts to keep available the services of its current officers and employees and preserve its relationships with its customers, suppliers, licensors, lessors, third-party payors and others having business dealings with it to the end that its goodwill and ongoing business shall be unimpaired at the time of the Closing.

Section 5.3 Trading.

Neither the Company nor any of its Subsidiaries shall take any action which would be reasonably expected to result in revocation or suspension of the trading of the Common Shares on OTCBB, and shall take all actions reasonably necessary to maintain the trading of the Common Shares on the OTCBB until listing of the Common Shares on a stock exchange approved by the Board.

Section 5.4 Preserve Accuracy of Representations and Warranties; Fulfillment of Conditions; Notification of Certain Matters.

(a) The Company and the Investor shall each refrain from taking any action which would render any representation or warranty contained in Article III or IV inaccurate in any material respect as of the Closing Date.  Each Party shall promptly notify the other of (i) any event or matter that would reasonably be expected to cause any of its representations or warranties to be untrue in any material respect or (ii) any Action or Proceeding that shall be instituted or threatened against such Party to restrain, prohibit or otherwise challenge the legality of any of the Transactions.

(b) The Company and the Investor shall each use their respective reasonable best efforts to cause each of the conditions precedent set forth in Article VI to be satisfied as soon as practicable after the date hereof.

(c) Between the date hereof and the Closing Date, the Company shall notify the Investor of (i) the occurrence of any Material Adverse Effect, (ii) any Action or Proceeding that is threatened, brought, asserted or commenced against the Company or any of its Subsidiaries or any of their respective officers, directors or employees which would have been required to be disclosed in the Company Disclosure Letter with respect to the representations and warranties of the Company set forth in Section 3.9 if such Action or Proceeding had arisen prior to the date hereof, (iii) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the Transactions, (iv) any material default of which the Company becomes aware under any Company Contract or any event which, with notice or lapse of time or both, would become such a default on or prior to the Closing Date; and (v) any notice from any Governmental Authority in connection with or relating to any of the Transactions.

(d) Between the date hereof and the Closing Date, the Company shall refrain from declaring or paying any dividends, in cash or otherwise, to any of it shareholders.

(e) The Company and the Investor shall cooperate fully with each other and assist each other in defending any Action or Proceeding brought against either Party challenging this Agreement or any of the other Transaction Documents or the consummation of any of the Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed.

Section 5.5 Contractual Consents and Governmental Approvals.

(a) The Company will act diligently and reasonably in attempting to obtain before the Closing Date, and the Investor shall reasonably cooperate with the Company in such efforts, all Company Contractual Consents in form and substance reasonably satisfactory to the Investor, provided that neither the Company nor the Investor shall have any obligation to offer or pay any consideration in order to obtain any such Company Contractual Consents; and provided, further, that the Company shall not make any agreement or understanding affecting the Company or any of its Subsidiaries, or any of their respective businesses, as a condition for obtaining any such Company Contractual Consents except with the prior written consent of the Investor.

(b) Between the date hereof and the Closing Date, the Company and the Investor shall act diligently and reasonably, and shall cooperate with each other, in making any required filing, registration or notification with, and in attempting to obtain any consent, authorization or approval required from, any Governmental Authority in connection with the Transactions or to otherwise satisfy the conditions set forth in Article VI; provided that neither the Company nor the Investor shall be obligated to (A) execute settlements, undertakings, consent decrees, stipulations or other agreements, (B) sell, divest, hold separate or otherwise convey any particular assets or categories of assets or businesses of the Company or the Investor or (C) otherwise take or commit to take actions that after the Closing Date would limit the freedom of action of the Investor or the Company or its Subsidiaries with respect to, or its or their ability to retain, one or more of its or their businesses, product lines or assets, in each case as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding which would otherwise have the effect of preventing or materially delaying the Closing.

Section 5.6 Limitation on Short Sales.

Between the Closing Date and the first anniversary of the Closing Date, the Investor shall not engage in any short sales of Common Shares.

Section 5.7 Board Representation.

The Parties acknowledge that an individual designated by the Investor (the “Investor Director”) shall be appointed as the representative of the Investor on the Board immediately after the Closing.  For so long as the Investor continues to hold at least 5% of the Shares (unless the Shares shall have been fully converted into Conversion Shares):

(a) The Investor shall be entitled to recommend one (1) independent director to the Board;

(b) the Investor shall be entitled to continue to have the Investor Director serve as a member of Board;

(c) at the request of the Investor, the Company shall take all actions necessary to cause any such Investor Director to be reelected to the Board at the end of his or her term of office;

(d) upon the request of the Investor, the Company shall take all actions necessary to remove the Investor Director from office and, if so requested by the Investor, to cause a replacement Investor Director to be appointed to fill the resulting vacancy; and

(e) the Company shall use its best efforts to circulate meeting agenda for each meeting of the Board and supporting information to all directors and observers of the Board three (3) days before the meeting of the Board.

Section 5.8 Matters Requiring Consent of the Investor. For so long as the Investor continues to hold at least 5% of the Shares (unless the Shares shall have been fully converted into Conversion Shares), the Company agrees that the following actions shall be agreed to by the Chief Executive Officer of the Company and the Investor before they are proposed to the Board for approval:

(a) The authorization or issuance of any equity securities (or options or warrants thereof) of the Company, excluding any issuance of the Preferred Shares under this Agreement, any issuance of Common Shares upon conversion of the Preferred Shares, and any issuance of any Common Shares in connection with Employee Share Options, and the exercise of warrants outstanding on the date hereof as described in Section 3.2(a);

(b) The declaration or payment of a dividend or other distribution on Common Shares or Preferred Shares;

(c) Any capitalization of any debenture of the Company, other than those in connection with the conversion of the Preferred Shares or the exercise of an Employee Share Option;

(d) The Company or any of its Subsidiaries entering into any joint venture, partnership or consortium arrangement;

(e) Any material change in the scope and nature of the businesses carried on by the Company and its Subsidiaries;

(f) Approval of the business plan or annual budget of the Company, any material change to the business plan, and any change in the items in the annual budget that results in a 10% increase or decrease in the annual budget;

(g) The appointment and removal of any key management, including the Chief Executive Officer, Chief Financial Officer and Chief Operating Officer;

(h) Any payment of emoluments and bonuses to senior management, except in accordance with employment contracts between the Company or any of this Subsidiaries and the relevant management;

(i) Any incurrence of Indebtedness in excess of US$2,000,000, other than those that have been approved in the annual budget;

(j) Any items of capital expenditure or any hire/purchase leasing that is 10% greater than that contemplated in the business plan or annual budget, individually or in the aggregate;

(k) The Company or any of its Subsidiaries entering into or modifying any Related-Party Transaction;

(l) Any merger, acquisition in excess of US$1,500,000 (for avoidance of doubt, a series of related acquisitions shall for the purposes of this clause be deemed as one acquisition), consolidation, scheme of arrangement, reclassification of share capital, recapitalization, or any other similar transaction involving the Company or any of its Subsidiaries; and

(m) Alteration of the Share Incentive Plan, adoption of a new share incentive plan of the Company or determination of the amount, exercise price and vesting schedule of any grant under any share incentive plan of the Company.

Section 5.9  Use of Proceeds

The proceeds hereunder will be used for the expansion of the Company and for other general corporate purposes.

Section 5.10 Big Four Auditor Requirement

As soon as practicable, but no later than the fourth quarter of 2011, the Company shall engage one of the four largest international accountancy and professional services firms (“Big Four Auditing Firms”) as an independent auditor for the Company’s ongoing audit requirements.

Section 5.11 Employee Share Incentive Plan

Prior to a Qualified Public Offering, the Company shall reserve under the Share Incentive Plan up to an additional 12% of the fully diluted share capital of the Company measured at the time of the grant of any awards, assuming the Shares have been fully converted, shall be reserved for allocations to employees, officers, directors consultants or other service providers of the Company or any of its subsidiaries (collectively, the “Employees”).  Of the 12% of the fully diluted share capital of the Company, the Employees shall be entitled to a portion of the award to be granted under the Share Incentive Plan after fulfilling the following conditions:

•	3% on the first meeting of the Board attended by the Investor Director;

•
3% if 2011 net income after tax under U.S. GAAP, but excluding the effects of extraordinary gains, and non-cash expenses relating to options and warrants, and Qualified Public Offering related expenses as and when expensed (“PAT”), in the Company’s annual financial report issued by a Big Four Auditing Firm will be not less than US$33.8 million;

•	3% upon consummation of a Qualified Public Offering; and

•	3% if 2012 PAT in the Company’s annual financial report issued by the Big Four Auditing Firm will be not less than 130% of 2011 PAT.

Allocation, exercise price and vesting schedules of share-based awards to the Employees under the Share Incentive Plan shall be approved by the Board, including the approval of the Investor Director.

Section 5.12 Indebtedness.

The Company shall not, without the approval of the Board, which shall include the approval of the Investor Director, incur, assume or suffer to exist any Indebtedness such that as of any date, the Company’s consolidated debt shall exceed 1.5 times of its consolidated tangible net worth and the Company’s Interest Coverage Ratio calculated on a consolidated basis shall be less than 3.5.

Section 5.13 Non-Competition.

Except to the extent of their existing relationship that has been disclosed in the SEC Reports, the Company shall use its best efforts to ensure that the Shareholders and senior management of the Company will not, directly or indirectly, engage in any activity, or invest, advise or participate in any business that may compete with the Company, and the Investor is entitled to seek injunctive relief for a breach of this covenant.  The Company shall use its best efforts to cause the Former Shareholders, as applicable, to fully divest their entire interest in each of 柳州县医药公司 (Liucheng Medicine Company), 广西天葫医药有限责任公司(Guangxi Tianhu Medicine Limited) and武宣百草堂医药有限责任公司(Wuxuan Baicaotang Medicine Limited) on or before June 30, 2011.

Section 5.14 Director and Officer and Key Man Insurance.

Within three months after the Closing Date, the Company shall obtain and maintain in full force and effect director and officer insurance for its officers and directors and key man insurance in respect of the Company’s senior management (the exact persons to be agreed by the directors of the Board, which shall include the Investor Director) naming the Company as the sole beneficiary, in each case payable to the Company.

Section 5.15 Undertakings.

The Company shall use its best efforts to cause the parties to the undertakings delivered pursuant to Sections 6.2(j) and 6.2(k) (other than the Company or its Subsidiaries, as applicable) to perform their respective covenants, obligations or agreements under such undertakings.

Section 5.16 State Administration of Foreign Exchange.

The Company shall comply with any applicable rules and regulations of the State Administration of Foreign Exchange (the “SAFE Rules and Regulations”), and will use its best efforts to cause its directors, officers, option holders and shareholders named in the Company’s share register that are, or that are directly or indirectly owned or controlled by, PRC residents or PRC citizens, to comply with the SAFE Rules and Regulations applicable to them in connection with the Company, including, without limitation, requesting each shareholder named in the Company’s share register, option holder, director and officer that is, or is directly or indirectly owned or controlled by, a PRC resident or PRC citizen to complete any registration and other procedures required under applicable SAFE Rules and Regulations.

Section 5.17 Trademarks.

The Company or its directly held Subidiary, Guangxi Liuzhou Baicaotang Medicine Limited, shall have made trademark applications for the registration of (i) Baicaotang (百草堂) and (ii) the Baicaotang logo, which shall encompass the trademark categories of retail, medicine, medical devices and health supplements, on or before March 31, 2011.

Section 5.18 Licenses.

The Company shall have caused Guangxi Liuzhou Baicaotang Medicine Retail Limited to obtain the Food Sanitation License for all of its retail branches and stores on or before June 30, 2011.

ARTICLE VI
CONDITIONS

Section 6.1 Conditions to the Company’s Obligations.

The obligation of the Company to sell and issue the Shares and to consummate the other Transactions on the Closing Date shall be subject to the fulfillment (or waiver by the Company) at or prior to the Closing of each of the following conditions:

(a) Performance of Obligations.  The Investor shall have performed in all material respects each of its respective covenants and agreements contained in this Agreement or the Transaction Documents and required to be performed at or prior to the Closing.

(b) Representations and Warranties.  Each of the representations and warranties of the Investor contained in this Agreement shall be true and correct on and as of the Closing Date as if made on and as of such date (other than representations and warranties which address matters only as of a certain date, which shall be true and correct as of such certain date).

Section 6.2 Conditions to the Investor’s Obligations.

The obligation of the Investor to purchase the Shares and to consummate the other Transactions on the Closing Date shall be subject to the fulfillment (or waiver by the Investor) at or prior to the Closing of each of the following conditions:

(a) No Order.  No court or other Governmental Authority having jurisdiction over the Company or any of its Subsidiaries or the Investor shall have instituted, enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is then in effect and that (i) has the effect of making illegal or otherwise prohibiting or invalidating consummation of any of the Transactions or any provision of any Transaction Document or result or would result in a Material Adverse Effect or (ii) seeks to restrain, prohibit or invalidate the consummation of any of the Transactions or to invalidate any provision of any Transaction Document.

(b) Company Approvals.  Each Company Approval (including shareholders’ approval of the Amended Certificate and the Board approval of the Certificate of Designation) shall have been obtained or made and shall be in full force and effect to the extent that the failure to obtain or make such Company Approval (i) has the effect of making illegal or otherwise prohibiting or invalidating consummation of any of the Transactions or any provision of any Transaction Document or (ii) would reasonably be expected, individually or together with other Company Approvals that have not been obtained or made, to have a Material Adverse Effect.

(c) Contractual Consents.  Each Company Contractual Consent shall have been obtained and shall be in full force and effect to the extent that the failure to obtain such Company Contractual Consent would reasonably be expected, individually or together with other Company Contractual Consents that have not been obtained, to have a Material Adverse Effect.

(d) Performance of Obligations.  The Company shall have performed in all material respects each of its respective covenants and agreements contained in this Agreement and each other Transaction Document and required to be performed at or prior to the Closing.

(e) Representations and Warranties.  Each of the representations and warranties of the Company contained in this Agreement shall be true and correct on and as of the Closing Date as if made on and as of such date (other than representations and warranties which address matters only as of a certain date, which shall be true and correct as of such certain date).

(f) No Other Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred any changes, events or developments that have had, or would reasonably be expected, individually or in the aggregate, to have, a Material Adverse Effect.

(g) Officer’s Certificate.  A certificate executed on behalf of the Company by a senior executive officer of the Company to the effect that the conditions set forth in paragraphs (b), (c), (d), (e) and (f) above have been satisfied, shall have been delivered to the Investor.

(h) Opinions of Company Counsel. The Investor shall have received an opinion from McKenna Long & Aldridge LLP, special Delaware and U.S. counsel to the Company, in the form reasonably satisfactory to the Investor.

(i) Appointment of Investor Director. The Board shall have adopted a resolution appointing the Investor Director on the Board with effect immediately after the Closing.

(j) Shareholder Undertakings. The Investor shall have received duly executed undertakings in the form attached as Exhibit F-1 and Exhibit F-2 hereto to the Company or its Subsidiaries from Former Shareholders in connection with resolving such Shareholders’ individual income tax payments and other matters set forth therein.

(k) Subsidiary Undertakings. The Investor shall have received duly executed undertakings in the form attached as Exhibit G to the Investor from Guangxi Liuzhou Baicaotang Cedicine Limited in connection certain matters relating 广西柳州百草堂药业有限公司贵港分公司(Guangxi Liuzhou Baicaotang Medicine Limited, Guigang Branch), 广西柳州百草堂药业有限公司来宾分公司(Guangxi Liuzhou Baicaotang Medicine Limited, Laibing Branch) and(广西柳州百草堂药业有限公司中药饮片厂(Guangxi Liuzhou Baicaotang Medicine Limited, Zhongyao Yinpian Branch) set forth therein.

ARTICLE VII
INDEMNIFICATION

Section 7.1 Survival.

The respective representations, warranties, covenants and agreements of the Company and the Investor set forth in this Agreement or any other Transaction Document or in any exhibit, schedule, certificate or instrument or delivered pursuant hereto or thereto (except covenants and agreements which are expressly required to be performed and are performed in full on or prior to the Closing Date) shall survive the Closing Date and the consummation of the Transactions until the second anniversary, except that (i) the representations and warranties set forth in Sections 3.1, 3.2, 3.3, 3.25 and 3.27 shall survive indefinitely and (ii) the representations and warranties contained in Section 3.13 (the representations and warranties referred to in clauses (i) and (ii) being sometimes hereinafter collectively referred to as the “Surviving Representations”) shall survive until the expiration of the applicable statute of limitations set forth in the Code or other applicable Tax law.

Section 7.2 Indemnification.

Subject to the limitations set forth in this Article VII, the Company shall indemnify, defend and hold harmless the Investor, its members, managers, officers, employees and Affiliates (collectively, the “Investor Indemnified Parties”) from and against any and all losses, costs, damages, liabilities, obligations, impositions, inspections, assessments, fines, deficiencies and expenses (collectively, “Damages”) resulting from, in connection with or arising out of (i) any inaccuracy in any representation or warranty of the Company contained in this Agreement or any of the Transaction Documents or in any exhibit, schedule, certificate or instrument attached or delivered pursuant hereto or thereto or (ii) any breach of or default under any of the covenants or agreements given or made by the Company in this Agreement or any of the Transaction Documents, or in any exhibit, schedule, certificate or instrument attached or delivered pursuant hereto or thereto; provided, however, that any claim by any Investor Indemnified Party under (i) or (ii) above shall be made before the second anniversary, except for a claim relating to a breach by the Company of any of the Surviving Representations.  In determining the amount of any Damages for which an Investor Indemnified Party may seek indemnification under this Section 7.2, any materiality standard contained in a representation, warranty or covenant of the Company shall be disregarded.

Section 7.3 Indemnification Procedures.

In the event an Investor Indemnified Party has a claim against the Company under this Article VII, such Investor Indemnified Party shall deliver notice of such claim (which claim shall be described with reasonable specificity in such notice) with reasonable promptness to the Company.  The failure by such Investor Indemnified Party to so notify the Company shall not relieve the Company from any liability which it may have to such Investor Indemnified Party under this Article VII, except to the extent that the Company demonstrates that it has been actually prejudiced by such failure.  If the Company does not notify such Investor Indemnified Party within thirty (30) calendar days following delivery of such notice that the Company disputes its liability to such Investor Indemnified Party under this Article VII, such claim specified by such Investor Indemnified Party in such notice shall conclusively be deemed a liability of the Company under this Article VII and the Company shall pay in same-day funds the amount of such liability to such Investor Indemnified Party on demand or, in the case of any notice in which the amount of the claim (or any portion thereof) is estimated, on such later date when the amount of such claim (or such portion thereof) becomes finally determined.  If the Company has timely disputed its liability with respect to such claim, as provided above, such Investor Indemnified Party and the Company shall proceed in good faith to negotiate a resolution of such dispute subject to Section 9.5.

Section 7.4 Third-Party Claims.

In the event that an Investor Indemnified Party becomes aware of a third-party claim which such Investor Indemnified Party believes may result in a demand for indemnification pursuant to this Article VII, such Investor Indemnified Party shall promptly notify the Company of such claim (with a copy to the independent directors), and the Company shall be entitled, at the Company’s sole expense, to assume the defense of such claim; provided, however, that (i) the Company acknowledges in writing its obligation to indemnify, defend and hold harmless all Investor Indemnified Parties against such claim pursuant to this Article VII, (ii) such Investor Indemnified Party shall be entitled to participate, at the Investor Indemnified Party’s sole expense, in such defense and (iii) the Company shall not settle such claim without the consent of such Indemnified Party (which consent shall not be unreasonably withheld) unless such settlement entails no payment of any kind by such Investor Indemnified Party and provides for the complete release from all liabilities and claims of any kind of such Investor Indemnified Party from such claim and the circumstances giving rise to such claim; provided, further, however, that if the Company does not elect to assume the defense of such claim pursuant to this sentence, then the Company may participate, at the Company’s sole expense, in such defense.  In the event that the Company has proposed any such settlement, the Company shall not have any power or authority to object under any provision of this Article VII to the amount of any claim by the Investor Indemnified Party for indemnity with respect to such settlement.

Section 7.5 Tax Treatment of Indemnity Payments.

Any indemnity payments made hereunder by the Company to an Investor Indemnified Party, shall be treated by the parties for all federal, state and local income tax purposes as an adjustment to the Purchase Price paid by the Investor for the Shares, and not as a dividend or other form of income payment from the Company to the Investor.

ARTICLE VIII
FURTHER AGREEMENTS

Section 8.1 Public Announcements.

The Investor and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to the execution and delivery of this Agreement or the Transaction Documents or any of the Transactions, and shall not issue any such press release or make any such public statement prior to reaching mutual agreement on the language of such press release or such public statement, except as may otherwise be required by applicable Law or stock exchange rule.

Section 8.2 Fees and Expenses.

(a) Except as otherwise specified in this Section 8.2 or agreed in writing by the parties, all costs and expenses incurred in connection with this Agreement, the Transaction Documents and the Transactions shall be paid by the party incurring such cost or expense.

(b) On the Closing Date, the Investor will be entitled to deduct up to US$400,000 from the Purchase Price as a non-accountable reimbursement (the “Expense Reimbursement”) for certain reasonable legal and other expenses incurred by the Investor in connection with the Transactions, and shall return any unused Expense Reimbursement or Expense Reimbursement not supported by invoices within three months after the Closing.

(c) In the event of termination of this Agreement due to Section 9.1(b), then the Investor shall be entitled to a break-up fee of US$200,000.

(d) The Company shall pay or promptly reimburse the Investor for any transfer Taxes, document Taxes, stamp duty or other similar Taxes imposed in connection with the issuance of the Shares or Conversion Shares to the Investor.

ARTICLE IX
GENERAL

Section 9.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written consent of the Investor and the Company;

(b) by the Investor if there has been (i) a material breach of any of the representations or warranties of the Company set forth in this Agreement that would give rise to the failure of the condition set forth in Section 6.2(e) or (ii) a material breach of any of the covenants or agreements of the Company set forth in this Agreement, which breach has not been cured within ten (10) Business Days following receipt by the Company of notice of such breach from the Investor; provided that the Investor is not then in material breach of any representation or warranty made by it in this Agreement.

(c) by the Company if there has been (i) a material breach of any of the representations or warranties of the Investor set forth in this Agreement that would give rise to the failure of the condition set forth in Section 6.1(d) or (ii) a material breach of any of the covenants or agreements of the Investor set forth in this Agreement, which breach has not been cured within ten (10) Business Days following receipt by the Investor of notice of such breach from the Company; provided that the Company is not then in material breach of any representation or warranty made by it in this Agreement.

(d) by either the Investor or the Company if any permanent order, decree, ruling or other action of a court or other competent authority restraining, enjoining or otherwise preventing the consummation of any of the Transactions shall have become final and non-appealable;

(e) by either the Investor or the Company if the Closing shall not have occurred on or before March 31, 2011, unless the failure for the Closing to occur is the result of a material breach of this Agreement by the Party seeking to terminate this Agreement;

In the event of termination of this Agreement by either the Investor or the Company, as provided in this Section 9.1, this Agreement shall forthwith become void and there shall be no liability hereunder on the part of the Investor or the Company, or their respective officers, directors, managers, members or shareholders, except for Sections 8.2 and 9.1 and except that no such termination shall relieve any Party of liability for any breach of any other provision of this Agreement occurring prior to such termination.

Section 9.2 Notices.

Whenever any notice is required to be given hereunder, such notice shall be deemed given only when such notice is in writing and is delivered by e-mail, when received, by messenger or courier or, if sent by fax, when received.  All notices, requests and other communications hereunder shall be delivered by courier or messenger or shall be sent by e-mail or facsimile to the following addresses:

(i)	If to the Investor, at the following address:

Milestone Longcheng Limited
318 Hu Nan Road
Shanghai 200031, PRC
Fax: (8621) 6437-9590
Attn: Ms. Yunli Lou
e-mail: yunli@mcmchina.com

with a copy by fax or messenger or courier or e-mail to:

Latham & Watkins
41st Floor, One Exchange Square
8 Connaught Place, Central
Hong King
Fax: (852) 2522-7006
Attn:  Mr. David T. Zhang, Esq.
e-mail: david.zhang@lw.com

(ii)	If to the Company, at the following address:

China BCT Pharmacy Group, Inc.
No 102, Chengzhan Road
Liuzhou City, Guangxi Province, PRC
China
Phone:  +86 772 3638318
Fax:      +86 772 3611763
Attn:      Mr. Hui Tian Tang, Chairman & CEO
e-mail:   huitian.tang@china-bct.com

with a copy by fax or messenger or courier or e-mail to:

McKenna Long & Aldridge LLP
303 Peachtree Street, NE, Suite 5300
Atlanta, GA  30308  USA
Phone:  (404) 527-4990
Fax:      (404) 527-4198 and (404) 527-8890
Attn:     Mr. Thomas Wardell, Esq.
e-mail:   twardell@mckennalong.com

or to such other respective addresses as may be designated by notice given in accordance with this Section 9.2.

Section 9.3 Complete Agreement; No Third-Party Beneficiaries.

This Agreement, the Company Disclosure Letter and the other Transaction Documents constitute the entire agreement among the parties pertaining to the subject matter hereof and supersede all prior agreements and understandings of the parties in connection therewith.  Subject to Section 9.6, this Agreement, other than Article VII, is not intended to confer upon any person other than the Company and the Investor any rights or remedies hereunder.

Section 9.4 GOVERNING LAW.

THIS AGREEMENT SHALL BE CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO ITS PRINCIPLES OF CONFLICTS OF LAWS THAT WOULD APPLY THE LAW OF ANY OTHER JURISDICTION.

Section 9.5 Arbitration.

Any dispute, controversy, claim or difference of any kind whatsoever arising out of, relating to or in connection with this Agreement, or the breach, termination or invalidity hereof (including the validity, scope and enforceability of this arbitration provision) (the “Dispute”) shall first be attempted to be resolved through discussions and consultations between the parties in good faith for a period of thirty (30) days after written notice has been sent by any Party to the other Party pursuant to the notice provisions set out in Section 11.6 (the “Consultation Period”).

(a) If the Dispute remains unresolved upon expiration of the Consultation Period, any Party may in its sole discretion elect to submit the matter to arbitration with notice to any other Party or Parties (the “Arbitration Notice”). The arbitration shall be conducted in Hong Kong and shall be administered by the Hong Kong International Arbitration Centre (the “HKIAC”) in accordance with the HKIAC Administered Arbitration Rules in force at the time of the commencement of the arbitration. However, if such rules are in conflict with the provisions of this Section 9.5, the provisions of this Section 9.5 shall prevail.

(b) The language of the arbitration proceedings and written decisions or correspondence shall be in English.

(c) The number of arbitrators shall be three. Each opposing party to a dispute shall be entitled to appoint one arbitrator, and the third arbitrator shall be jointly appointed by the disputing parties or, failing such agreement by thirty (30) days after the appointment by each party of its arbitrator, the HKIAC shall appoint the third arbitrator in accordance with the HKIAC Administered Arbitration Rules in force at the time of the commencement of the arbitration.

(d) Any party to the Dispute shall be entitled to seek preliminary injunctive relief, if possible, from any court of competent jurisdiction pending the constitution of the arbitration tribunal.

(e) The arbitrators shall decide any Dispute submitted by the parties to the arbitration strictly in accordance with the substantive laws of New York and shall not apply any other substantive law.

(f) The award of the arbitration tribunal shall be final and binding upon the disputing parties, and the prevailing party or parties may apply to a court of competent jurisdiction for enforcement of such award.

Section 9.6 Successor and Assigns.

This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the parties hereto.  Subject to applicable securities laws and terms and conditions thereof, the Investor may assign any of its rights under this Agreement to any of its Affiliates (and such assignee shall have all rights and benefits as the Investor), provided that each such assignee shall make the representations and warranties under Article IV.  The Company may not assign any of its rights under this Agreement without the prior written consent of the Investor.  No Person other than the parties hereto and their successors and permitted assigns is intended to be a beneficiary of this Agreement.

Section 9.7 Counterparts.

This Agreement may be executed in one or more counterparts and by different parties in separate counterparts.  All such counterparts shall constitute one and the same agreement and shall become effective when one or more counterparts have been signed by each Party and delivered to the other Party.

Section 9.8 Remedies; Waiver.

All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.  No failure on the part of any Party to exercise or delay in exercising any right hereunder shall be deemed a waiver thereof, nor shall any single or partial exercise preclude any further or other exercise of such or any other right.  Notwithstanding any other provision of this Agreement, it is understood and agreed that remedies at law would be inadequate in the case of any breach of the covenants contained in this Agreement.  The Company and the Investor shall be entitled to equitable relief, including the remedy of specific performance, with respect to any breach or attempted breach of such covenants by the other Party.

Section 9.9 Severability.

Any invalidity, illegality or unenforceability of any provision of this Agreement in any jurisdiction shall not invalidate or render illegal or unenforceable the remaining provisions hereof in such jurisdiction and shall not invalidate or render illegal or unenforceable such provisions in any other jurisdiction.  The Company and the Investor shall endeavor in good faith negotiations to replace any invalid, illegal or unenforceable provision with a valid, legal and enforceable provision, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provision.

Section 9.10 Amendment; Waiver.

This Agreement may be amended only by agreement in writing of both parties.  No waiver of any provision nor consent to any exception to the terms of this Agreement shall be effective unless in writing and signed by the Party to be bound and then only to the specific purpose, extent and instance so provided.

[the next page is the signature page]

IN WITNESS WHEREOF, the Company and the Investor have caused this Agreement to be executed by their respective officers thereunto duly authorized all as of the date first written above.

CHINA BCT PHARMACY GROUP, INC.

By:	/s/ Tian Hui Tang
Name: Tian Hui Tang
Title: Chief Executive Officer

MILESTONE LONGCHENG LIMITED

By:	/s/ MILESTONE LONGCHENG LIMITED
Name: MILESTONE LONGCHENG LIMITED
Title:

Exhibit A
to
Series A Convertible Preferred Shares
Purchase Agreement

Defined Terms

“Action or Proceeding” means any suit, action, proceeding (including any compliance, enforcement or disciplinary proceeding), arbitration, formal or informal inquiry, inspection, investigation or formal order of investigation of complaint.

“Affiliate” has the meaning set forth in Rule 12b-2 under the Exchange Act as in effect as on the date hereof.

“Amended Certificate” has the meaning set forth in the recitals.

 “Associate” shall mean, with respect to any Person, any Entity of which such Person is a senior officer, director or partner, any trust or estate in which such Person has a substantial beneficial interest or as to which such Person serves as a trustee or in a similar capacity or any spouse, children, grandchildren, parents, parents-in-law or siblings of such Person, or a trust primarily for the benefit of any of the foregoing.

“Authorizing Resolution” has the meaning set forth in the recitals.

“Benefit Plan” means any bonus, incentive compensation, employment, deferred compensation, pension, profit sharing, retirement, share purchase, share option, share ownership, share appreciation rights, phantom share, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, accident, disability, workmen’s compensation or other insurance, severance, change of control, separation or other employee benefit plan, practice, policy, agreement or arrangement of any kind, whether written or oral, and whether or not required by applicable Laws.

“Board” means the Board of Directors of the Company.

“Business Day” shall mean a day other than Saturday or Sunday or other day on which commercial banks in New York City, New York, Hong Kong or the People’s Republic of China are authorized or required by law or other governmental action to close and a day on which dealings are carried on for deposits in Dollars by and among banks in the London interbank market.

“Capital Stock” means any shares in the capital of the Company.

“Certificate of Incorporation” means the Certificate of Incorporation of the Company as currently in effect.

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Common Shares” means Common Shares in the Company with a par value of $0.001 per share.

“Company” has the meaning set forth in the preamble.

“Company Approvals” has the meaning set forth in Section 3.5(b).

“Company Contract” means any indenture, mortgage, deed of trust, lease, contract, agreement, instrument or other undertaking or legally binding arrangement (whether written or oral) to which the Company or any Subsidiary is a party or by the Company or any Subsidiary or any of their respective properties or assets is bound.

“Company Contractual Consents” has the meaning set forth in Section 3.5(c).

“Contingent Obligation” shall mean as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument or arrangement (whether in writing or otherwise) to which such Person is a party or by which it or any of such Person’s property is bound.

“Contractual Consent” applicable to a specified Person in respect of a specified matter means any consent required to be obtained by such Person from any other Person party to any Contractual Obligation to which such first Person is a party or by which it is bound in order for such matter to occur or exist without resulting in the occurrence of a default or event of default or termination, the creation of any lien, the triggering of any decrease in the rights of such first Person, any increase in the obligations of such first Person or any other consequence adverse to the interests of such first Person, under any provision of such Contractual Obligation.

“Contractual Obligation” means, as to any Person, any obligation arising out of any indenture, mortgage, deed of trust, contract, agreement, insurance policy, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound (including, without limitation, any debt security issued by such Person).

“Conversion Shares” means any Common Shares issued upon conversion of any of the Shares pursuant to Article 4 of the Certificate of Designation.

“Convertible Securities” means any securities or obligations that are convertible into or exchangeable for shares of Capital Stock.

“Damages” has the meaning set forth in Section 7.2.

“Disclosure Schedule” means the schedule dated the date hereof delivered by the Company to the Investor, which schedule relates to this Agreement and is designated therein as the Disclosure Schedule of the Company for the purposes hereof.

 “Employee Share Options” means any stock options granted pursuant to the Share Incentive Plan, the stock options agreement between the Company and Hui Tian Tang dated June 27, 2010, the stock options agreement between the Company and Xiao Yan Zhang dated June 27, 2010, and the stock options agreements between the Company and each of Eng Leong Lee, Simon Choi and Man Wai Chiu dated July 16, 2010 .

“Entity” means any corporation, partnership, limited liability company, joint venture, association, partnership, business trust or other Entity.

“Environmental Law” means any foreign, federal, state or local law, statute, permits, orders, rule or regulation or the common or decisional law relating to the environment or occupational health and safety, including, without limitation, any statute, regulation or order pertaining to (i) treatment, storage, disposal, generation and transportation of industrial, toxic or hazardous substances or solid or hazardous waste; (ii) air, water and noise pollution; (iii) groundwater and soil contamination; (iv) the release or threatened release into the environment of industrial, toxic or hazardous substances, or solid or hazardous waste, including, without limitation, emissions, discharges, injections, spills, escapes or dumping of pollutants, contaminants or chemicals; (v) the protection of wildlife, marine sanctuaries and wetlands, including, without limitation, all endangered and threatened species; (vi) storage tanks, vessels and containers; (vii) underground and other storage tanks or vessels, abandoned, disposed or discarded barrels, containers and other closed receptacles; (viii) health and safety of employees and other persons; and (ix) manufacture, processing, use, distribution, treatment, storage, disposal, transportation or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or oil or petroleum products or solid or hazardous waste.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

“Expense Reimbursement” has the meaning set forth in Section 8.2(b).

“Financial Statements” has the meaning set forth in Section 3.6(b).

 “Former Shareholders” means Hui Tian Tang, You Ru Jiang, Chun Lin Liu, Wen De Wei, Bang Fu Wang, Ming An Zhao, Qing Qiu Zhang, Xiao Jian Yang, Yuan Gang Meng, Qi Feng Jiang, Wen Heng He, Gong Chun Liu, Jun Wen Jia, Yu Jing Tan, Jing Hua Li and Yuan Jian Ye, former shareholders of Guangxi Liuzhou Baicaotang Medicine Limited.

“GAAP” has the meaning set forth in Section 3.6(b)

“Governmental Authority” means any government or political subdivision or department thereof, any governmental or regulatory body, commission, board, bureau, agency or instrumentality, or any court or arbitrator or alternative dispute resolution body, in each case whether federal, state, local, foreign or supranational, as well as any applicable self regulatory body.

“Hazardous Materials” shall mean any chemical pollutant, contaminant, pesticide, petroleum or petroleum product or by-product, radioactive substance, solid waste, special, dangerous or toxic waste, hazardous or toxic substance, chemical or material regulated, limited or prohibited under any Environmental Law.

“Hong Kong” means the Special Administrative Region of Hong Kong.

“Indebtedness” shall mean as to any Person (a) all obligations of such Person for borrowed money (including without limitation, reimbursement and all other obligations with respect to surety bonds, unfunded credit commitments, letters of credit and bankers’ acceptances, whether or not matured), (b) all indebtedness, obligations or liability of such Person (whether or not evidenced by notes, bonds, debentures or similar instruments) whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several, that should be classified as liabilities in accordance with GAAP, including without limitation, any items so classified on a balance sheet and any reimbursement obligations in respect of letters of credit or obligations in respect of bankers acceptances, (c) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable and accrued commercial or trade liabilities arising in the ordinary course of business, (d) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (e) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (whether or not the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (f) all obligations of such Person under leases which have been or should be, in accordance with GAAP, recorded as capital leases, (g) all indebtedness secured by any Lien (other than Liens in favor of lessors under leases) on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is non-recourse to the credit of that Person, and (h) any Contingent Obligation of such Person incurred in respect of any Indebtedness referred to in (a) to (g) above.

“Intellectual Property Rights” has the meaning set forth in Section 3.12.

“Interest Coverage Ratio” shall mean earnings before interest and taxes for the most recent four consecutive fiscal quarters ending prior to the date of such determination for which financial statements are in existence, divided by interest expense for the same period.

“Investment” in a Person shall mean any debentures, notes and other evidences of Indebtedness, shares, securities (including rights to purchase and securities convertible into or exchangeable for other securities), partnership interests, membership interests, joint venture interests or other debt or equity interests issued by, or representing obligations of or interests in, such Person.

“Investor” has the meaning set forth in the Preamble.

“Investor Director” has the meaning set forth in Section 5.8(a).

“Investor Indemnified Party” has the meaning set forth in Section 7.2.

“Issuance Notice” has the meaning set forth in Section 5.9(a).

“Law” means any judgment, order (whether temporary, preliminary or permanent), writ, injunction, decree, statute, rule, regulation, notice, law or ordinance and shall also include any regulations of any applicable self regulatory organizations.

“Leased Real Property” has the meaning set forth in Section 3.15(a)

“Leases” has the meaning set forth in Section 3.15(a)

“License” means any license, franchise, permit, privilege, immunity, approval or other authorization required to be obtained under any applicable Law from any applicable Governmental Authority.

“Liens” means security interests, liens, claims, pledges, mortgages, options, rights of first refusal, agreements, limitations on voting rights, charges, easements, servitudes, encumbrances and other restrictions of any nature whatsoever.

“Material Adverse Effect” means a material adverse effect on (i) the ability of the Company to consummate any of the Transactions or to perform any of its obligations under any of the Transaction Documents or (ii) the businesses, assets (including licenses, franchises and other intangible assets), liabilities, financial condition, operating income or prospects of the Company and its Subsidiaries, taken as a whole.

 “Net Purchase Price” has the meaning set forth in Section 2.1.

 “OFAC” means the Office of Foreign Assets Control of the US Department of the Treasury.

“Organizational Document” means, with respect to any Entity. any certificate or Certificate of Incorporation, memorandum or articles of association, by-laws, partnership agreement, limited liability agreement, operating agreement, trust agreement or other agreement, instrument or document governing the affairs of such Entity.

“Person” means any individual, Entity, unincorporated association or Governmental Authority.

“PRC” means the People’s Republic of China, but for purpose of this Agreement, does not include Taiwan and the Special Administrative Regions of Hong Kong and Macau.

“Purchase Price” has the meaning set forth in Section 2.1.

“Qualified Public Offering” means a firmly committed underwritten public offering of the Common Shares (or equity securities of an entity that holds all or substantially all the share capital of the Company) pursuant to an effective registration statement filed under the United States Securities Act of 1933, as amended or under other comparable applicable Law for jurisdictions outside of the United States in which (a) the Common Share is listed on the NASDAQ Global Market, the New York Stock Exchange or an internationally recognized exchange approved by the Majority Holders, (b) the gross proceeds received by the Company and the shareholders participating in the offering are no less than US$60,000,000, (c) the market capitalization of the offering entity immediately after the offering is no less than US$300,000,000, and (d) the number of securities of the offering entity which are publicly traded immediately after the offering is no less than 20% of the total issued share capital of the offering entity.

“Recent Balance Sheet” means the consolidated balance sheet of the Company and its consolidated subsidiaries as of September 30, 2010 included in the Financial Statements.

“Registered Intellectual Property Rights” has the meaning set forth in Section 3.11.

“Registration Rights Agreement” means a Registration Rights Agreement dated as of the Closing Date between the Company and the Investor substantially in the form attached hereto as Exhibit D hereto.

“Related Party” means (i) any shareholder of the Company or any Subsidiary of the Company (other than the Company or another Subsidiary thereof), (ii) any Affiliate of any Person described in clause (i) (other than the Company or any of its Subsidiaries), (iii) any officer, director, employee or consultant of any Person described in clause (i) or (ii), or (iv) or any Associate of any Person described in clause (iii).

“Related-Party Transaction” shall mean any transaction, agreement or arrangement involving the Company or any of its Subsidiaries, on the one hand, and any Related Party, on the other hand.

“Sanctioned Entity” shall mean (i) the government of or an agency of the government of, (ii) an organization directly or indirectly controlled by, or (iii) a person resident in a country that is subject to a sanctions program identified on the list maintained by OFAC and available at http://www.ustreas.gov/offices/enforcement/ofac/programs/, or as otherwise published from time to time as such program may be applicable to such agency, organization or person.

“Sanctioned Person” shall mean a person named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC available at http://www.treas.gov/offices/enforcement/ofac/sdn/index.html, or as otherwise published from time to time.

“SEC” means the Securities and Exchange Commission.

“SEC Reports” has the meaning set forth in Section 3.6(a).

“Securities Act” means the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.

“Shareholders” means Xiao Yang Zhang and Former Shareholders.

“Shareholders Agreement” means the Shareholders Agreement dated as of the Closing Date among the Company, the Investor and Shareholders substantially in the form attached hereto as Exhibit E hereto.

“Share Incentive Plan” means the Company’s 2010 Omnibus Securities and Incentive Plan.

“Share Purchase Rights” means any options, warrants, awards or other rights exercisable for the purchase or acquisition of shares of Capital Stock or Convertible Securities.

“Shares” has the meaning set forth in the Preamble.

“Subsidiary” means any Entity of which the Company (either alone or through or together with one or more other Subsidiaries) (x) owns, directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such Entity, (y) is a general partner, managing member, trustee or other Person performing similar functions or (z) has control (as defined in Rule 405 under the Securities Act), which shall include any consolidated variable interest entities.

“Surviving Representations” has the meaning set forth in Section 7.1.

“Tax Return” means any return, report or similar statement (including the attached schedules) required to be filed with respect to any Tax, including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

“Tax” means any tax, governmental fee or other like assessment or charge of any kind whatsoever (including any tax imposed under Subtitle A of the Code and any net income, alternative or add-on minimum tax, gross income, gross receipts, sale, bulk sales, use, real property, personal property, ad valorem, value added, transfer, franchise, profits, license, withholding tax on amounts paid, withholding, payroll, employment, excise severance, stamp, capital stock, occupation, property, environmental or windfall profits tax, premium, custom, duty or other tax or assessment), together with any interest, penalty, addition to tax or additional amount thereto, imposed by any Governmental Authority.

“Taxing Authority” means any Governmental Authority (domestic or foreign) responsible for the imposition of any Tax.

“Transaction Documents” means this Agreement, the Certificate of Designation, the Authorizing Resolution, the Registration Rights Agreement, the Shareholders Agreement and any other agreements, instruments or documents executed and delivered by the Company pursuant hereto or thereto.

“Transactions” means the purchase and sale of the Shares and the other transactions contemplated by the Transaction Documents.

“Treasury Regulations” means the final and temporary regulations promulgated by the United States Treasury Department from time to time under the Code.

“USD,” “Dollars” or “US$” means the lawful currency of the United States of America.

Exhibit B-1

Amended and Restated Certificate of Incorporation

Exhibit B-2

Authorizing Resolutions

Exhibit B-3

Certificate of Designation

Exhibit C

Reserved

Exhibit D

Registration Rights Agreement

Exhibit E

Shareholders Agreement

Exhibit F-1

Shareholder Undertakings

Exhibit F-2

Shareholder Undertakings

Exhibit G

Subsidiary Undertakings